Exhibit 10.12

CONSULTING AGREEMENT

(Non-HCP)

This Consulting Agreement (the “Agreement”) is entered into and effective 22 January 2022 (the “Effective Date”) by and between Joseph Baroldi (“Consultant”) and Avidity Biosciences, Inc. (“Avidity”), a Delaware corporation, with offices located at 10578 Science Center Drive, Suite 125, San Diego, California 92121, USA.  Consultant and Avidity shall be referred to individually as a “Party” and together as the “Parties.”

This Agreement sets forth the general terms whereby Consultant will provide to Avidity the consulting services described in Exhibit A attached hereto and incorporated by reference (the “Consulting Services”).  To the extent any terms set forth in Exhibit A conflict with the terms set forth in this Agreement, the terms of this Agreement will control unless it is otherwise specifically set forth in Exhibit A that certain terms of Exhibit A will control.

1.	Description of Consulting Services. Consultant is hereby retained by Avidity to perform the Consulting Services. In the performance of the Consulting Services, Consultant shall:

A.	Perform all of the Consulting Services personally without resort to any delegate or assignee without the prior written permission of Avidity;

B.	Perform the Consulting Services in conformity with generally accepted professional standards; and

C.	Comply with all applicable laws and regulations.

2.	Compensation and Payment.

A.	In consideration for Consultant’s performance of the Consulting Services, Avidity shall pay Consultant the fees and other compensation specified in, or calculated in accordance with, Exhibit A.

B.

Consultant shall submit invoices to Avidity in accordance with the schedule specified in Exhibit A.  Invoices shall include a detailed description of the Consulting Services performed by Consultant during the period covered by the invoice, as well as a reference to the Purchase Order Number.  If the Consultant is being compensated based on an hourly rate, Consultant’s invoices shall indicate the amount of time spent on the Consulting Services and any partial hour shall be rounded to the nearest quarter hour.  All invoices must be sent to Avidity as specified in Exhibit A.

C.

Consultant acknowledges and agrees that Avidity shall only be responsible for paying transaction-based taxes, such as sales taxes, if such taxes are applicable or imposed by a relevant taxing authority on payments made to Consultant pursuant to this Agreement.  Consultant further acknowledges and agrees that Consultant is solely responsible for the payment of all other foreign or domestic taxes, such as income tax, gross receipts tax, and foreign withholding tax, imposed on account of payment of fees made to the Consultant pursuant to this Agreement.  Consultant expressly agrees to treat any compensation or fees earned under this Agreement as self-employment income for federal and state income taxes, unemployment insurance taxes, disability insurance taxes or any other taxes when such amounts become due and payable.

D.

Avidity shall make payment to Consultant within thirty (30) days upon Avidity’s receipt from Consultant of invoices satisfying the requirements in Section 2(C) of this Agreement, or as otherwise agreed to in writing by the Parties.

3.	Reimbursement for Expenses.

A.

Avidity shall reimburse Consultant for the pre-approved, documented and reasonable travel and other direct out-of-pocket expenses incurred by Consultant during the performance of the Consulting Services under this Agreement.

B.

Avidity shall reimburse Consultant for authorized out-of-pocket expenses within thirty (30) days of receipt of Consultant’s invoice plus all required receipts or invoices and in accordance with Company’s expense reimbursement policies and procedures.

4.

Avidity’s Representative.  Avidity hereby designates the person identified in Exhibit A to serve as the Avidity representative (“Avidity Representative”) in all interactions with Consultant.  Avidity may change the Avidity Representative at any time upon written notice to Consultant.

5.	Confidentiality; Restrictions on Publications.

A.

In the course of performing the Consulting Services, Consultant may be given, or have access to, confidential and proprietary information of Avidity or its business partners, including, but not limited to, information relating to pricing, marketing strategies and tactics, clinical research and development, and/or the approval, administration, use or experience of any or all of Avidity’s business partners’ products (whether approved or in development), all of which information is considered confidential by Avidity and of irreplaceable value (collectively, “Confidential Information”).

B.

Consultant hereby agrees to use such Confidential Information, whether prepared by Consultant or otherwise coming into Consultant’s possession, solely to render the Consulting Services pursuant to this Agreement.  Consultant further agrees that all files, documents, records and similar items relating to any Confidential Information, whether prepared by Consultant or otherwise coming into Consultant’s possession, shall remain the Confidential Information of Avidity.  During the term of this Agreement and for a period of ten (10) years from the date of the Agreement’s termination or expiration, Consultant shall not use or disclose to any third party any Confidential Information without Avidity’ prior written consent.

C.

Consultant shall immediately inform Avidity by telephone and in writing if Consultant receives a request, order, subpoena, or summons directing Consultant to disclose any communication received from, or given to, Avidity in connection with Consultant’s work pursuant to this Agreement.  Likewise, Consultant shall inform Avidity if Consultant receives a request, order, subpoena, or summons directing Consultant to produce any document or other material prepared by Consultant, given to Avidity by Consultant, or given to Consultant by Avidity in connection with Consultant’s work pursuant to this Agreement.  Consultant shall not divulge to anyone (other than Avidity) any such communications, nor produce to anyone (other than Avidity) any such documents or materials, except at the express and specific direction of Avidity, or in compliance with an order of a court of competent jurisdiction after Avidity has raised all legal objections available in good faith in opposition to such an order, request, subpoena, or summons.

D.

At any time, upon request by Avidity, or immediately on the expiration or earlier termination of this Agreement, whichever event occurs first, Consultant shall return to Avidity all originals and copies of Confidential Information, including, but not limited to, any files, notes, memoranda, documents, records, analyses, any and all excerpts or other similar items, whether in written, electronic or other format.

E.

Consultant shall not publish, nor submit for publication, any document describing, resulting from, or otherwise related to the performance of the Consulting Services without obtaining Avidity’s prior written consent.

F.

Consultant shall keep confidential the existence of this Agreement and the terms of this Agreement.  Consultant agrees not to identify Avidity in any of Consultant’s marketing materials, lists of clients or for any other purpose whatsoever without Avidity’s prior written consent.

G.

Consultant’s obligations under this Section 5 shall not apply to any Confidential Information that (i) is or becomes known to the general public under circumstances involving no breach by Consultant or others of the terms of this Section 5, (ii) is approved for release by written authorization of an officer of Avidity, (iii) at the time of disclosure is, or thereafter becomes, available to the Consultant from a third-party source on a non-confidential basis, provided that such third party is not and was not prohibited from disclosing such Confidential Information to Consultant by any legal, fiduciary or contractual obligation, (iv) was known by or in the possession of the Consultant, as established by documentary evidence, prior to being disclosed by or on behalf of Avidity in connection with the Services, or (v) was or is independently developed by Consultant, as established by documentary evidence, without reference to or use of, in whole or in part, any Confidential Information. If the Consultant is required by law or regulation to disclose any Confidential Information, the Consultant shall: (x) notify Avidity as promptly as practicable in writing of such requirement so that Avidity may seek a protective order or other appropriate remedy, (y) furnish only that portion of the Confidential Information which the Consultant is legally required to disclose, in accordance with advice of counsel, and (z) exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such Confidential Information. The Consultant shall, at the sole expense of Avidity, cooperate with Avidity in its efforts to obtain a protective order or reliable assurance that only the designated portion of the Confidential Information shall be disclosed.

H.	Consultant shall not disclose to Avidity any information which is confidential or proprietary to a third party without first obtaining the written consent of both such third party and Avidity.

I.

Notwithstanding the foregoing, obligations of confidentiality and non-use with respect to any Confidential Information identified as a trade secret by Avidity shall remain in place for so long as the applicable Confidential Information retains its status as a trade secret under applicable law.

6.

Intellectual Property.  All inventions, discoveries, trademarks, copyrights, information, data, concepts, reports, innovations or other intellectual property that may arise from Consultant’s performance of the Consulting Services or through use of any Confidential Information (collectively, “Intellectual Property”) shall be promptly disclosed in writing to Avidity, and title thereto shall immediately vest in Avidity or such designated member of Avidity.  Consultant agrees to assign and hereby assigns to Avidity all Consultant’s right, title and interest in and to all

Intellectual Property.  Consultant agrees that all information and written materials prepared in the performance of the Consulting Services to be “works for hire” and copyright therein shall immediately vest in Avidity.  During the term of this Agreement and thereafter, Consultant agrees to cooperate fully with, and assist Avidity in filing, prosecuting patent, trademark and/or copyright applications and otherwise protecting Avidity’s rights to the Intellectual Property described in this Section.  In this regard, Consultant agrees to execute any assignments and other documents as Avidity deems necessary to protect its rights to any such Intellectual Property.

7.

Independent Contractor.  Avidity and Consultant agree that Consultant’s status under this Agreement shall be that of an independent contractor and that Consultant is not an agent or employee of Avidity.  Consultant acknowledges and agrees that Consultant is not entitled to any medical benefits, paid time off, tax withholding or other benefits routinely provided to employees.

8.

Limitation on Authority.  In no event shall Consultant have any authority, or hold himself or herself out as having authority, to enter into, bind or obligate Avidity to any agreement, purchase or obligation of any kind without Avidity’s prior written authorization.

9.	Representations, Warranties and Covenants.

A.

Consultant represents, warrants and covenants that Consultant (i) has disclosed to Avidity any potential conflict of interest in connection with the provision of Consulting Services hereunder; (ii) is not under any existing obligation that is inconsistent with this Agreement or would restrict or conflict with the performance of Consultant’s obligations hereunder; (iii) shall promptly disclose to Avidity any such conflict that may arise during the term of this Agreement; and (iv) shall not take any action or fail to take any action with respect to any existing agreement (whether written, oral or otherwise) or any agreement (whether written, oral or otherwise) entered into during the Term that would create a conflict or otherwise impede the ability to fully perform the Consulting Services or any other obligations of Consultant under this Agreement.  In the event that any conflict of interest arises, Avidity, as it deems necessary, shall have the right to terminate this Agreement and/or require Consultant to refrain from performing any portion of the Consulting Services related to the conflict of interest.  Nothing in this Section shall be construed so as to relieve Consultant of any of his or her obligations under this Agreement.

B.

Consultant covenants that Consultant will perform the Services consistent with the professional skill and care ordinarily provided by professionals practicing in the same or similar locality under the same or similar circumstances.

C.

Consultant represents and warrants to Avidity that the terms of this Agreement do not violate the terms of any other contractual or legal obligations Consultant may have or any policies of any institution with which Consultant is associated or employed.  Consultant represents and warrants that Consultant is not affiliated with the U.S. Department of Veterans Affairs, the National Institutes of Health or any other federal, state, or local government institution, or, if Consultant is so affiliated, Consultant has provided a signed acknowledgement form of an authorized official from said institution before executing this Agreement.

10.	Term and Termination.

A.	The term of this Agreement shall take effect on the Effective Date and shall continue for six (6) months from the Effective Date when it will automatically expire.

B.

Either Party may terminate this Agreement immediately upon written notice to the other Party if said other Party commits a material breach of any term hereof which is not cured to the satisfaction of the non-breaching Party within fifteen (15) days of written notice of said breach.

C.

Either Party may terminate this Agreement at any time upon fifteen (15) days’ prior written notice to the other Party.  During such notice period, Consultant shall continue to perform the Consulting Services unless otherwise requested by Avidity.

11.

Debarment; Exclusion.  Consultant represents and warrants that neither Consultant, Consultant’s group practice (if applicable), nor any person or entity authorized to assist Consultant in the performance of the Consulting Services has ever been and is not currently debarred, suspended, or excluded from, proposed for debarment, suspension, or exclusion from, or otherwise ineligible for the award of contracts by any federal agency or participation in any federal health care program.  Consultant’s representation and warranty hereunder includes, but is not limited to, debarment under Section 306(a) or (b) of the federal Food, Drug, and Cosmetic Act, exclusion from participation in any federal health care program (as defined in 42 U.S.C. § 1320a–7b(f)) under 42 U.S.C. § 1320a-7(a) or (b), or exclusion by any federal government agency from receiving federal contracts or federally approved subcontracts under the Federal Acquisition Regulations (FAR) or supplements thereto.

12.

Injunctive Relief.  Without limiting Avidity’s remedies in any way, Consultant agrees that Avidity shall be entitled to injunctive relief to prevent any actual or threatened breach or continuing breaches by Consultant of this Agreement since such actual or threatened breach may cause irreparable harm to Avidity that may not reasonably or adequately be compensated by damages in an action of law.

13.

Liability and Indemnification.  Avidity shall not be liable for any loss, injury or damage incurred by Consultant or by a third party as a result of Consultant’s performance of the Consulting Services, including any loss, injury or damage resulting from the negligent or willful act or omission by Consultant.  Consultant shall indemnify and hold Avidity harmless from any liability, loss, cost and expense (including attorneys’ fees and costs) incurred by Avidity as a result of Consultant’s negligent acts or omissions or breach of this Agreement.

14.

Rights Under Agreement.  Neither the expiration nor the earlier termination of this Agreement shall affect in any way the rights and obligations of either Party which have accrued prior to such event or in connection therewith.  The obligations and rights contained in Sections 5 (“Confidentiality; Restrictions on Publications”), 6 (“Intellectual Property”), 9 (“Representations, Warranties and Covenants”), 12 (“Injunctive Relief”), 13 (“Liability and Indemnification”), 15 (“Compliance with Law), 16 (“Publicity”), and 25 (“Governing Law”) of this Agreement shall survive the expiry or earlier termination of this Agreement.

15.	Compliance with Law.

A.

Each Party shall comply with applicable national laws, regulations and industry codes that require such Party (i) to submit this Agreement to national Transparency Registries or public entities, or (ii) to fulfil other transparency or reporting obligations, as applicable. Avidity may disclose the existence of this Agreement and any payments or donations made (including in cash or in kind, reimbursement of expenses, sponsorships or other transfers of value) under this Agreement to the extent necessary to comply with any financial disclosures or transparency obligations applicable to Avidity under any applicable laws, regulations or codes of conduct.  By signing this Agreement, Consultant consents to Avidity:

(i)	Collecting, processing and storing Consultant’s information, including his or her contact details, and the payments and transfers of value made to the Consultant under this Agreement.
(ii)

Making public disclosures of such information in accordance with the applicable laws, regulations or codes of conduct. Such disclosures may be made using any media (paper or electronic), web-site or platform, including an industry association’s electronic platform. The information to be published will clearly identify the Consultant and the types of transfers of value he or she received from Avidity.

(iii)	Disclosing such information to pharmaceutical industry associations and/or competent authorities for compliance with applicable laws, regulations or codes of conduct.
B.

Consultant represents and warrants that Consultant will comply with all applicable laws with respect to the Consulting Services performed under this Agreement, as amended from time to time, including, without limitation, all applicable laws on anti-corruption, and the United States Foreign Corrupt Practices Act.

16.

Publicity.  Consultant hereby acknowledges and agrees that Avidity shall have the right to use Consultant’s name and likeness in any publicity materials prepared by it and in presentations to current or prospective clients, investors and others.

17.	Notice and Notification.

A.

Consultant shall immediately notify Avidity in writing if any of the representations and warranties made by Consultant under this Agreement become untrue or if Consultant becomes aware of any fact or circumstance which is reasonably expected to make any such representation or warranty become untrue.

B.

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (iv) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid to the following address:

If to Avidity:	Avidity Biosciences, Inc.

10578 Science Center Drive, Suite 125
San Diego, California 92121, USA.
Attn:	CEO
Telephone:	858-401-7900
Facsimile:	858-401-7901

With a copy to:	Avidity Biosciences, Inc.
10578 Science Center Drive, Suite 125
San Diego, California 92121, USA.
	Attn:	General Counsel
	Facsimile:	858-401-7901

If to Consultant:	Joseph Baroldi

18.

Assignment.  Neither Party may assign all or any part of this Agreement without the prior written consent of the other Party; provided, however, that Avidity may assign this Agreement to a corporate affiliate or to a successor to all or substantially all of its business without obtaining prior written consent from Consultant.

19.	Non-Solicitation

A.

During the Term of this Agreement and for a period of twelve (12) months thereafter, Consultant shall not, directly or indirectly, in any manner solicit or induce for employment any person who is then in the employment of Avidity. A general advertisement or notice of a job listing or opening or other similar general publication of a job search or availability to fill employment positions, including on the internet, shall not be construed as a solicitation or inducement for the purposes of this Section, and the hiring of any such employees or independent contractor who freely respond thereto shall not be a breach of this Section.

B.

If Consultant breaches the above Section, Consultant shall, on demand, pay to Avidity a sum equal to three (3) month’s basic salary or the fee that would have been payable by Avidity to that employee, worker or independent contractor for a three (3) month period plus the recruitment costs incurred by Avidity replacing such person.

20.

Entire Agreement.  This Agreement, including Exhibit A and any exhibits attached hereto, sets forth the entire agreement and understanding of the Parties with respect to the subject matter described herein and supersedes all prior written or oral agreements relating to said subject matter.  In the event of any inconsistency between the provisions of this Agreement and Exhibit A, the provisions of this Agreement shall govern.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as further or continuing waiver of any such term, provision or condition, or of any other term, provision or condition.  The invalidity or unenforceability of any term or provision of the Parties with respect to the subject matter of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

21.	Amendments. This Agreement may not be amended except in writing signed by duly authorized representatives of both Parties.

22.

Severability. If any one or more of the provisions of this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, it shall not affect any other term or provision of this Agreement.  If any provision in this Agreement shall be held to be excessively broad, it shall be construed by limiting it so as to be enforceable to the extent compatible with applicable law.

23.	Captions. Captions of sections have been added only for convenience and shall not be deemed to be a part of this Agreement.

24.

Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both Parties and their respective successors and assigns, including any corporation with which, or into which, Avidity may be merged or which may succeed to its assets or business; provided, however, that the obligations of Consultant are personal and shall not be assigned by Consultant.

25.

Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, USA without giving effect to any choice or conflict of law provision or rule. Any legal suit, action or proceeding arising out of or related to this Agreement or the Services provided hereunder shall be instituted in the federal courts of the United States or the courts of the State of New York.

IN WITNESS WHEREOF, each Party has executed this Agreement by a duly authorized individual effective as of the Effective Date as evidenced by execution of an authorized representative of each Party in the spaces below.

Consultant		Avidity Biosciences, Inc.

/s/ Joseph Baroldi		By:	/s/ Sarah Boyce
Signature			Signature

Name:	Joseph Baroldi	Name:	Sarah Boyce

		Title:	CEO

Date:	6 January 2022	Date:	6 January 2022

Exhibit A

1.

Description of Consulting Services:  Consultant shall provide the following Consulting Services to Avidity:  A) Assist and advise Avidity personnel regarding business development activities that predate the Effective Date; B) Assist and advise Avidity personnel with any follow-up business development activities that result from Consultant’s participation in meetings at the 2022 JP Morgan Conference; and C) other business development matters that may arise from time to time during the term of this Agreement..

2.

Compensation:  In consideration for the Consulting Services performed by Consultant under this Agreement, Avidity shall compensate Consultant as follows:  $350.00 per hour in an amount not to exceed $3,500.00 per month without Avidity’s prior written permission.  In addition, Consultant’s unvested stock option grants that are in effect as of the Effective Date will continue to vest according to the existing vesting schedule of any such option grants, for the term of this Agreement or shorter term resulting from the early termination provisions of Section 10 of this Agreement.

3.	Deliverables:Not Applicable

4.	Avidity Representative: Sarah Boyce, CEO

5.	Invoices: Consultant will reference the applicable Avidity Purchase Order Number on each invoice. All of Consultant’s invoices should be sent to:

Via email: Leslie Ann Kerins